Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-33056, 333-52346, and 333-98219 on Form S-8 of Edwards Lifesciences Corporation of our report dated June 23, 2016, relating to our audits of the financial statements and supplemental schedule, of the Edwards Lifesciences Technology SARL Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the Edwards Lifesciences Technology SARL Retirement Savings Plan for the year ended December 31, 2015.

/s/ HEIN & ASSOCIATES LLP
Irvine, California
June 23, 2016